EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES RECORD FOURTH QUARTER
AND FISCAL YEAR 2022 RESULTS

~ Fiscal 2022 Net Sales of $732.4 million ~

~ Fiscal 2022 EPS of $3.87 and Fiscal 2022 Adjusted EPS of $3.94 ~

~ Fourth Quarter Net Sales of $206.0 million ~

~ Fourth Quarter EPS of $1.33 and Fourth Quarter Adjusted EPS of $1.32 ~

~ Board Approves 40% Increase in Quarterly Dividend to $0.35 Per Share ~

Paramus, NJ – March 24, 2022 – Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2022 results for the periods ended January 31, 2022.

Fiscal Year 2022 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered topline growth of 44.6% or 42.8% on a constant dollar basis year over year;
•	Drove gross margin expansion of 380 bps from prior year period to 57.2% from 53.4%. Adjusted gross margin was 53.6% of sales in fiscal 2021;
•	Generated operating income of $117.5 million as compared to a loss of $142.1 million in the prior year period. Adjusted operating income was $119.7 million as compared to adjusted operating income of $30.7 million in fiscal 2021;
•	Achieved diluted earnings per share of $3.87 as compared to a loss of $4.80 in the prior year period. Adjusted diluted earnings per share was $3.94 as compared to $0.92 in fiscal 2021; and
•	Ended the year with cash of $277.1 million.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We closed out the year with exceptional fourth quarter performance, resulting in record annual net sales of $732.4 million and operating profit margin of 16.0%. We attribute our ongoing strength to the successful execution of our strategy with powerful brands, excellent craftsmanship and desirable designs. This drove sales growth in our owned and licensed brands; in the U.S. and internationally; and across our channels of wholesale and direct-to-consumer. We continued our digital advancement, reporting significant growth on our Movado.com site, which we believe is a testament to our keen focus and further development of our digital platform and omni-

channel capabilities. I could not be more proud of our teams around the world that executed against our strategic objectives and delivered results that exceeded our expectations, while adapting to rapidly changing conditions in the marketplace.”

Mr Grinberg continued, “As we look ahead, we recognize that we continue to operate in an uncertain environment, with rising interest rates heightened by increasing inflation, combined with the war in Ukraine, on-going COVID outbreaks and closures in China, and lapping U.S. stimulus measures in the first half of last year, yet we remain confident in our positioning and our ability to deliver long term growth in sales and profit. We have a deep pipeline of product innovation and recently added another iconic licensed brand to our portfolio with the launch of CALVIN KLEIN, which is experiencing strong consumer response.”

Mr. Grinberg concluded, “Inline with our strategy of continuing to return value to shareholders, we are pleased to announce that our Board approved a 40% increase in our quarterly dividend to $0.35 per share. We also plan to execute our share repurchase plan at an accelerated pace, subject to prevailing market conditions. This reflects confidence in our business, as well as our recent results and balance sheet that included $277.1 million of cash at year end with no debt. Our priorities for our cash flow will continue to focus on investing in our long-term growth and evaluating other initiatives to enhance value.”

Fiscal Fourth Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Delivered topline growth of 15.5% or 17.2% on a constant dollar basis year over year;
•	Drove gross margin expansion of 220 bps from prior year period to 58.7% from 56.5%. Adjusted gross margin was 54.9% of sales in fourth quarter of fiscal 2021;
•	Generated operating income of $38.2 million as compared to $25.9 million in the prior year period. Adjusted operating income was $37.9 million as compared to adjusted operating income of $23.9 million in the fourth quarter of fiscal 2021; and
•	Achieved diluted earnings per share of $1.33 as compared to $1.29 in the prior year period. Adjusted diluted earnings per share was $1.32 as compared to $0.84 in the fourth quarter of fiscal 2021.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Fourth quarter fiscal 2022 results of operations included the following charges and benefits:

•	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton;

•	$0.1 million pre-tax charge, or $0.1 million after tax, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT; and
•	$1.1 million pre-tax benefit, or $0.8 million after tax, representing $0.04 per diluted share, due to a change in estimate related to corporate initiative charges recorded primarily in response to the COVID-19 pandemic.

Fourth quarter fiscal 2021 results of operations included the following charges and benefits:

•	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton;
•	$0.1 million pre-tax charge, or $0.1 million after tax, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT;
•	$2.8 million pre-tax benefit, or $1.9 million after tax, representing $0.08 per diluted share, due to change in estimate related to corporate initiative charges recorded primarily in response to the COVID-19 pandemic; and
•	$9.2 million income tax benefit, representing $0.39 per diluted share, resulting from the available carryback of NOLs permitted under the CARES Act.

Fourth Quarter Fiscal 2022 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 15.5% (17.2% on a constant dollar basis) to $206.0 million compared to $178.3 million in the fourth quarter of fiscal 2021. The increase in net sales reflected growth in wholesale customers’ brick and mortar stores, in online retail (both in the Company’s owned and wholesale customers’ websites) and in Movado Company Stores. U.S. net sales increased 18.5% as compared to the fourth quarter of last year (and increased 12.3% as compared to pre-pandemic fourth quarter of fiscal 2020). International net sales increased 12.7% as compared to the fourth quarter of last year (and increased 3.8% as compared to pre-pandemic fourth quarter of fiscal 2020).
•	Gross profit was $120.8 million, or 58.7% of net sales, compared to $100.8 million, or 56.5% of net sales in the fourth quarter of fiscal 2021. None of the items mentioned above in the Non-GAAP Items section impacted gross profit for the fourth quarter of fiscal 2022. Adjusted gross profit for the fourth quarter of fiscal 2021, which excludes a $2.8 million change in estimate associated with corporate initiative charges recorded primarily in response to the COVID-19 pandemic, was $98.0 million, or 54.9% of net sales. The increase in adjusted gross margin percentage was primarily the result of favorable changes in channel and product mix and an increase in leverage of certain fixed costs as a result of higher sales, partially offset by increased shipping costs.
•	Operating expenses increased to $82.6 million in the fourth quarter of fiscal 2022 from $74.9 million in the fourth quarter of fiscal 2021. Excluding the operating expense charges mentioned above in the

Non-GAAP Items section, operating expenses were $82.9 million compared to $74.1 million in the prior year period. This increase was primarily due to higher marketing expenses and an increase in certain operating expenses to support the increase in net sales. Excluding the operating expense charges mentioned above in the Non-GAAP Items section, as a percent of sales, operating expenses decreased to 40.3% of sales from 41.6% in the prior year period primarily due to improved sales leverage.
•	Operating income was $38.2 million compared to $25.9 million in the fourth quarter of fiscal 2021. Adjusted operating income, which excludes the items listed above in the Non-GAAP Items section, was $37.9 million for the fourth quarter of fiscal 2022 and $23.9 million for the prior year period.
•	The Company recorded a tax provision of $6.6 million, as compared to a tax benefit of $4.8 million in the fourth quarter of fiscal 2021. Based upon adjusted pre-tax income, the adjusted tax provision was $6.5 million, or an adjusted tax rate of 17.1%, as compared to an adjusted tax provision of $3.7 million, or an adjusted tax rate of 15.6%, in the fourth quarter of fiscal 2021.
•	Net income for the fourth quarter of fiscal 2022 was $31.4 million, or $1.33 per diluted share, compared to net income of $30.3 million, or $1.29 per diluted share, in the fourth quarter of fiscal 2021. Adjusted net income for the fiscal 2022 period was $31.2 million, or $1.32 per diluted share, compared to adjusted net income of $19.7 million, or $0.84 per diluted share, for the fourth quarter of fiscal 2021, both of which exclude the fourth quarter items listed above in the Non-GAAP Items section after the associated tax effects for their respective periods.

Full Year Fiscal 2022 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 44.6% (42.8% on a constant dollar basis) to $732.4 million compared to net sales of $506.4 million in fiscal 2021. The increase in net sales reflected growth in wholesale customers’ brick and mortar stores and in Movado Company Stores due to the partial recovery from the COVID-19 pandemic and in online retail (both in the Company’s owned and wholesale customers’ websites). U.S. net sales increased 61.1% compared to last year (and increased 14.4% compared to pre-pandemic fiscal 2020). International net sales increased 32.5% as compared to last year (and decreased 3.1% as compared to pre-pandemic fiscal 2020).
•	Gross profit was $419.1 million, or 57.2% of net sales, compared to gross profit of $270.5 million, or 53.4% of net sales, in fiscal 2021. None of the items mentioned in the Non-GAAP Items section above or in the equivalent sections of prior earnings releases issued by the Company for fiscal 2022 impacted gross profit for the year. Adjusted gross profit for fiscal 2021 was $271.2 million, or 53.6% of net sales, which excludes $0.7 million in corporate initiative charges related to the impact on the business of the COVID-19 pandemic. The year over year increase in adjusted gross margin percentage was primarily the result of favorable changes in channel and product mix, leveraging certain fixed costs as a result of higher sales and favorable foreign currency exchange rates.
•	Operating expenses were $301.6 million in fiscal 2022 compared to $412.6 million in fiscal 2021. For fiscal 2022, adjusted operating expenses were $299.4 million, which excludes $2.9 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton, $0.4 million in adjustments associated with the amortization of acquired intangible assets and deferred compensation related to the MVMT acquisition and a $1.1 million benefit due to change in estimate related to corporate initiative charges recorded primarily in response to the COVID-19 pandemic. For fiscal 2021, adjusted operating expenses were $240.5 million, which excludes $155.9 million in adjustments related to the impairment of goodwill and certain intangible assets, $11.9 million in corporate initiative charges related to the impact to the business from the COVID-19 pandemic, $2.7 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton and $1.6 million in adjustments associated with the amortization of acquired intangible assets and deferred compensation related to the MVMT acquisition. The increase in adjusted operating expenses was primarily due to higher marketing expenses and performance-based compensation and an increase in certain operating expenses to support the increase in net sales.

•	Operating income was $117.5 million in fiscal 2022 as compared to operating loss of $142.1 million in fiscal 2021. Adjusted operating income for fiscal 2022 was $119.7 million compared to adjusted operating income for fiscal 2021 of $30.7 million, both of which exclude the net charges listed in the preceding bullets for their respective periods.
•	The tax provision was $24.8 million in fiscal 2022 compared to tax benefit of $31.2 million in fiscal 2021. The provision for fiscal 2022 included a benefit of $0.6 million primarily associated with the amortization of acquired intangible assets related to Olivia Burton and MVMT offset by $0.2 million provision related to a change in estimate related to corporate initiatives taken in response to the COVID-19 pandemic. The provision for fiscal 2021 included a $24.9 million benefit related to the impairment of goodwill and certain intangible assets, a $9.2 million benefit resulting from the available carryback of NOLs permitted under the CARES Act, $3.9 million of benefit related to corporate initiative charges related to the impact on the business from the COVID-19 pandemic including restructuring, and a $1.1 million benefit associated with the amortization of acquired intangible assets related to Olivia Burton and the amortization of acquired intangible assets and deferred compensation related to the MVMT acquisition, offset by a $0.5 million provision associated with a gain on the sale of a non-operating asset in Switzerland. Based upon adjusted pre-tax income, the adjusted effective tax rate for fiscal 2022 was 21.1% as compared to the adjusted effective tax rate of 25.5% in fiscal 2021.
•	Net income was $91.6 million, or $3.87 per diluted share, for fiscal 2022 compared to net loss of $111.5 million, or $4.80 per diluted share, for fiscal 2021. Adjusted net income in fiscal 2022 was $93.4 million or $3.94 per diluted share, which excludes the fiscal 2022 net charges listed above after the associated tax effects, as described in the immediately preceding bullet. This compares to adjusted net income for fiscal 2021 of $21.4 million, or $0.92 per diluted share, which excludes the fiscal 2021 net charges listed above after the associated tax effects, as described in the immediately preceding bullet.

Fiscal 2023 Outlook

The Company expects fiscal 2023 net sales to be in a range of approximately $780 million to $800 million, gross profit of approximately 58.0% of net sales, and operating income in a range of $125 million to $130 million. Assuming no changes to the current tax regulations, the Company anticipates an effective tax rate of approximately 25% for the fiscal year. The outlook excludes approximately $3.0 million of amortization of acquired intangible assets and deferred compensation for fiscal 2023 related to the Olivia Burton and MVMT brands. This outlook does not contemplate significant impact of increasing inflation, geopolitical unrest or extended COVID-19 related impacts on the supply chain and shipping costs, and assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company announced today that the Board of Directors approved a 40% increase to the regular quarterly cash dividend to $0.35 per share from $0.25 per share. A $0.35 dividend will be paid on April 20, 2022 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 6, 2022.

During the fourth quarter of fiscal 2022, the Company repurchased approximately 138,200 shares under its share repurchase program. As of January 31, 2022, the Company had $2.4 million remaining under the March 25, 2021 share repurchase program and all $50.0 million remaining available under the November 23, 2021 repurchase program. The Company plans to execute its share repurchase plan at an accelerated pace in the current fiscal year, subject to prevailing market conditions and the business environment.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, March 24th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 24, 2022 until 11:59 p.m. ET on April 7, 2022 and can be accessed by dialing 844-512-2921 and entering replay pin number 13727469.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, and SCUDERIA FERRARI® watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions, corporate initiatives, the impairment of goodwill and certain intangible assets, the gain on the sale of a non-operating asset and the CARES Act. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives, the impairment of goodwill and certain intangibles, the gain on the sale of a non-operating asset and the CARES Act. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters and pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions, delivery delays and increased shipping costs, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic,the impact of international hostilities, including the Russian invasion of Ukraine, on global markets, economies and consumer spending, on energy and shipping costs and on the Company’s supply chain and suppliers, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending,changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies; the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2022	2021	2022	2021

Net sales	$205,975	$178,330	$732,393	$506,397

Cost of sales	85,139	77,533	313,328	235,898

Gross profit	120,836	100,797	419,065	270,499

Operating expenses	82,637	74,912	301,574	256,707
Impairment of goodwill and intangible assets	—	—	—	155,919
Total operating expenses	82,637	74,912	301,574	412,626

Operating income/(loss)	38,199	25,885	117,491	(142,127)

Non-operating income/(expense):
Other income	87	356	530	387
Gain on sale of a non-operating asset	—	—	—	1,317
Interest expense	(106)	(490)	(688)	(1,959)

Income/(loss) before income taxes	38,180	25,751	117,333	(142,382)

Provision/(benefit) for income taxes	6,568	(4,823)	24,774	(31,188)

Net income/(loss)	31,612	30,574	92,559	(111,194)

Less: Net income attributable to noncontrolling interests	237	309	960	324

Net income/(loss) attributable to Movado Group, Inc.	$31,375	$30,265	$91,599	$(111,518)

Diluted Income Per Share Information
Net income/(loss) attributable to Movado Group, Inc.	$1.33	$1.29	$3.87	$(4.80)

Weighted diluted average shares outstanding	23,629	23,498	23,679	23,239

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	January 31,		% Change

	2022	2021

Total net sales, as reported	$205,975	$178,330	15.5%

Total net sales, constant dollar basis	$208,926	$178,330	17.2%

	As Reported
	Twelve Months Ended
	January 31,		% Change

	2022	2021

Total net sales, as reported	$732,393	$506,397	44.6%

Total net sales, constant dollar basis	$723,225	$506,397	42.8%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Operating Income/(Loss)	Pre-tax Income/(Loss)	Provision/(Benefit) for Income Taxes	Net Income/(Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2022
As Reported (GAAP)	$205,975	$120,836	$38,199	$38,180	$6,568	$31,375	$1.33
Olivia Burton Costs (1)	—	—	699	699	133	566	0.03
MVMT Costs (2)	—	—	89	89	22	67	0.00
Corporate Initiatives (3)	—	—	(1,064)	(1,064)	(231)	(833)	(0.04)
Adjusted Results (Non-GAAP)	$205,975	$120,836	$37,923	$37,904	$6,492	$31,175	$1.32

Three Months Ended January 31, 2021
As Reported (GAAP)	$178,330	$100,797	$25,885	$25,751	$(4,823)	$30,265	$1.29
Olivia Burton Costs (1)	—	—	699	699	133	566	0.02
MVMT Costs (2)	—	—	35	35	13	22	0.00
Corporate Initiatives (3)	—	(2,816)	(2,760)	(2,760)	(851)	(1,909)	(0.08)
CARES ACT (4)	—	—	—	—	9,235	(9,235)	(0.39)
Adjusted Results (Non-GAAP)	$178,330	$97,981	$23,859	$23,725	$3,707	$19,709	$0.84

	Net Sales	Gross Profit	Operating Income/(Loss)	Pre-tax Income/(Loss)	Provision/(Benefit) for Income Taxes	Net Income/(Loss) Attributable to Movado Group, Inc.	Diluted EPS
Twelve Months Ended January 31, 2022
As Reported (GAAP)	$732,393	$419,065	$117,491	$117,333	$24,774	$91,599	$3.87
Olivia Burton Costs (1)	—	—	2,860	2,860	544	2,316	0.10
MVMT Costs (2)	—	—	424	424	106	318	0.01
Corporate Initiatives (3)	—	—	(1,064)	(1,064)	(231)	(833)	(0.04)
Adjusted Results (Non-GAAP)	$732,393	$419,065	$119,711	$119,553	$25,193	$93,400	$3.94

Twelve Months Ended January 31, 2021
As Reported (GAAP)	$506,397	$270,499	$(142,127)	$(142,382)	$(31,188)	$(111,518)	$(4.80)
Olivia Burton Costs (1)	—	—	2,732	2,732	519	2,213	0.10
MVMT Costs (2)	—	—	1,571	1,571	597	974	0.04
Corporate Initiatives (5)	—	735	12,629	12,629	3,884	8,745	0.38
Goodwill and Intangible Asset Impairment (6)	—	—	155,919	155,919	24,867	131,052	5.64
Gain On Sale of a Non-Operating Asset (7)	—	—	—	(1,317)	(474)	(843)	(0.04)
CARES ACT (4)	—	—	—	—	9,235	(9,235)	(0.40)
Adjusted Results (Non-GAAP)	$506,397	$271,234	$30,724	$29,152	$7,440	$21,388	$0.92

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets and the MVMT brand's deferred compensation, where applicable.
(3)	Related to a change in estimate related to corporate initiative charges recorded primarily in response to the COVID-19 pandemic.
(4)	Incremental benefit resulting from the available carryback of NOL's permitted under the CARES ACT.
(5)	Related to provision due to the impact to the business of the COVID-19 pandemic, including restructuring plan.
(6)	Related to the impairment of goodwill and impairment of certain of MVMT's intangible assets.
(7)	Related to a gain on sale of a non-operating asset in Switzerland.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	January 31,
	2022	2021
ASSETS

Cash and cash equivalents	$277,128	$223,811
Trade receivables, net	91,558	76,931
Inventories	160,283	152,580
Other current assets	16,974	23,479
Income taxes receivable	7,941	24,850
Total current assets	553,884	501,651

Property, plant and equipment, net	19,470	22,349
Operating lease right-of-use assets	68,599	76,070
Deferred and non-current income taxes	42,596	42,507
Other intangibles, net	13,507	17,081
Other non-current assets	63,104	59,599
Total assets	$761,160	$719,257

LIABILITIES AND EQUITY

Accounts payable	$46,011	$28,187
Accrued liabilities	48,522	51,124
Accrued payroll and benefits	25,117	18,047
Current operating lease liabilities	13,693	15,861
Income taxes payable	18,123	14,452
Total current liabilities	151,466	127,671

Loans payable to bank, non current	—	21,230
Deferred and non-current income taxes payable	19,614	21,895
Non-current operating lease liabilities	62,730	68,412
Other non-current liabilities	50,264	50,115

Redeemable noncontrolling interest	2,311	2,600

Shareholders' equity	472,808	425,264

Noncontrolling interest	1,967	2,070
Total equity	474,775	427,334

Total liabilities, redeemable noncontrolling interest and equity	$761,160	$719,257

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 31,

	2022	2021
Cash flows from operating activities:
Net income/(loss)	$92,559	$(111,194)
Impairment of goodwill and intangible assets	—	155,919
Non-cash corporate initiatives	(926)	3,722
Depreciation and amortization	12,463	14,112
Other non-cash adjustments	9,292	(11,444)
Changes in working capital	13,487	15,399
Changes in non-current assets and liabilities	3,939	1,896
Net cash provided by operating activities	130,814	68,410

Cash flows from investing activities:
Capital expenditures	(5,656)	(3,018)
Long-term investments	(1,967)	—
Proceeds from sale of a non-operating asset	—	1,317
Trademarks and other intangibles	(291)	(164)
Net cash used in investing activities	(7,914)	(1,865)

Cash flows from financing activities:
Repayment of bank borrowings	(21,140)	(64,465)
Proceeds from bank borrowings	—	30,879
Stock repurchase	(22,599)	—
Dividends paid	(21,973)	—
Distribution of noncontrolling interest earnings	(1,230)	—
Stock awards and options exercised and other changes	324	(497)
Contributions from noncontrolling interest	298	—
Debt issuance costs	(294)	(300)
Net cash used in financing activities	(66,614)	(34,383)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,993)	5,823
Net change in cash, cash equivalents, and restricted cash	53,293	37,985
Cash, cash equivalents, and restricted cash at beginning of period	224,423	186,438

Cash, cash equivalents, and restricted cash at end of period	$277,716	$224,423

Non-cash financing activities:
Dividends declared but not paid	—	2,320

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$277,128	$223,811
Restricted cash included in other non-current assets	588	612
Cash, cash equivalents, and restricted cash	$277,716	$224,423